Exhibit 5.1

One Financial Center
Boston, MA 02111
617-542-6000
617-542-2241 fax
www.mintz.com

December 12, 2006

Orchid Cellmark Inc.

4390 US Route One

Princeton, New Jersey 08540

Ladies and Gentlemen:

We have acted as counsel to Orchid Cellmark Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), 4,874,630 shares (the “Shares”) of common stock, $.001 par value per share (the “Common Stock”), which may be sold by the selling stockholders named in the prospectus included in the Registration Statement (the “Selling Stockholders”) from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation, as amended, and the Company’s Second Amended and Restated Bylaws, both as currently in effect, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Members of our firm are admitted to the Bar of the Commonwealth of Massachusetts, and we do not express any opinion as to the laws of any other jurisdiction other than the United States Federal Laws and the reported judicial decisions interpreting those laws. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the Commonwealth of Massachusetts. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. The Shares may be issued from time to time on a delayed or continuous basis, but this opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON | WASHINGTON | NEW YORK | STAMFORD | LOS ANGELES | PALO ALTO | SAN DIEGO | LONDON

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Orchid Cellmark Inc.

December 12, 2006

Based upon the foregoing, we are of the opinion that, when sold by the Selling Stockholders pursuant to the Registration Statement (including any prospectus supplement relating thereto), and provided no stop order shall have been issued by the Commission relating thereto, the Shares will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to (i) the reference to this firm under the under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and (ii) the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.